Exhibit 99.1

April 26, 2002

Investors:	Media:
Madeline Hopkins	Brian Robins	Internet
(610) 341-4357	(650) 377-3897	www.sungard.com

SUNGARD ANNOUNCES OFFER TO ACQUIRE GUARDIAN
EXPANDING AVAILABILITY SERVICES GLOBALLY

Wayne, PA - April 26, 2002 - SunGard (NYSE:SDS), a global leader in integrated IT solutions for financial services and the pioneer and leading provider of information availability services, announced today an offer to acquire the shares of Guardian iT plc for 80 pence per share. The transaction values Guardian at approximately $240 million, inclusive of bank debt and finance lease obligations. The offer is subject to certain conditions, principally acceptance of the offer by Guardian's shareholders and anticompetition clearance in the UK. Closing is expected to take place within 90 days, at which time SunGard will provide additional information regarding the acquisition and its anticipated impact on SunGard.

Guardian (LSE:GRD) is a UK-based international supplier of business-critical IT solutions. It has quickly grown through acquisition into one of the leading providers of business continuity, data management and high availability IT services in Europe. Guardian operates from over 35 locations worldwide, with approximately 700,000 square feet of recovery facilities that support more than 2,700 customers and over 6,000 end-user recovery positions.

James L. Mann, SunGard’s chairman and chief executive officer, stated, “We are very pleased that the Guardian board of directors is recommending our offer to Guardian’s shareholders. This transaction is an attractive opportunity for SunGard to strengthen its availability services business in Europe. Combining Guardian with SunGard Availability Services will create a business better able to serve customers in more geographic locations, offering them access to more facilities, platforms, network capacity and technical personnel.”

ABOUT SUNGARD AVAILABILITY SERVICES

SunGard Availability Services (SAS) is the leading provider of information availability services helping to ensure that more than 8,000 clients in North America and Europe have uninterrupted access to their business-critical information systems. With over 2 million square feet of hardened facilities, SAS offers a complete range of information availability services for more than 30 technology platforms, from 48 hour disaster recovery hotsites to always-on, high-availability infrastructure, co-location and electronic vaulting services. SunGard also provides technology and systems management services for application and data center outsourcing, as well as business continuity consulting services and planning software.

ABOUT SUNGARD

SunGard (NYSE:SDS) is a global leader in integrated IT solutions for financial services. SunGard is also the pioneer and leading provider of information availability services. With annual revenues of $2 billion, SunGard serves more than 20,000 clients in over 50 countries, including 47 of the world’s 50 largest financial services companies. Visit SunGard at www.sungard.com .

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected effects on SunGard of the acquisition of Guardian, statements about the expected timing and scope of the acquisition, and all other statements in this release other than historical facts are forward-looking statements that are subject to risks and uncertainties that may change at any time and differ from actual results. Forward-looking statements include information about possible or assumed future financial results of SunGard and usually contain words such as “believes,” “intends,” “expects,” “anticipates,” or similar expressions. SunGard derives most of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While SunGard believes that its assumptions are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, such as: the effect of general economic and market conditions on processing levels and software and services buying decisions; the ramifications of the events of September 11, 2001; the timing and magnitude of software sales; the timing and scope of technological advances; the integration and performance of acquired businesses, including the Comdisco, Inc. Availability Solutions business acquired on November 15, 2001; the prospects for future acquisitions; the ability to attract and retain customers and key personnel; and the overall condition of the financial services industry. SunGard may not be able to complete the Guardian acquisition on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain either regulatory approvals or sufficient acceptances of SunGard’s offer by Guardian’s shareholders. The factors set forth in this paragraph and other factors which may affect SunGard or its ability to complete acquisitions and realize the expected benefits of acquisitions, as and when applicable, are discussed in SunGard’s filings with the Securities and Exchange Commission, including its most recent Form 10-K, a copy of which may be obtained from SunGard without charge.